Exhibit 99.1

news release

Enbridge Energy Partners Declares Cash Distribution and Reports 2003 Fourth Quarter Results

Houston, January 22 /PRNewswire/ — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today reported increased net income for the three months ended December 31, 2003 of $32.3 million, or $0.54 per unit, compared with $26.0 million, or $0.52 per unit, for the fourth quarter of the prior year.  For the year ended December 31, 2003, net income was $111.7 million, or $1.93 per unit, compared to $78.1 million, or $1.76 per unit, for 2002.

Enbridge Partners declared a cash distribution of $0.925 per unit payable February 13, 2004 to unitholders of record on February 2, 2004.  Enbridge Energy Management, L.L.C. (NYSE:EEQ) (“Enbridge Management”) declared a corresponding distribution of $0.925 per share payable February 13, 2004 to shareholders of record on February 2, 2004.  The Enbridge Management distribution will be paid in the form of additional shares of Enbridge Management valued at the average closing price of the shares for the ten trading days prior to the ex-dividend date on January 29, 2004.

Dan C. Tutcher, President of the Partnership’s management company and general partner, commented, “Enbridge Partners was pleased to report a second straight year of significantly increased earnings in 2003.  The improved performance was largely attributable to a full year’s contribution from the natural gas systems acquired late in 2002, which reflects the Partnership’s strategy to diversify its sources of revenue through a conservative acquisition program.  A second contributor to 2003 results was organic volume growth on the Lakehead system, which was primarily attributable to increased crude oil production from the Alberta Oil Sands.  It was gratifying to see the long-anticipated rise in Lakehead volumes begin to materialize during the fourth quarter and reach the highest level since 1998.”

Enbridge Partners announced that the Board of Directors of its general partner approved construction of the previously announced East Texas System Expansion, subject to certain conditions, including the Partnership finalizing volume commitments with a number of natural gas producers who have expressed interest in shipping on the proposed transmission line.  The Partnership expects to conclude these arrangements over the next several weeks and commence construction to bring the expansion into service in the second quarter of 2005.  The new $150-million pipeline will provide natural gas producers with an additional 500 MMcf/d of delivery capacity to the market and pipeline hub at Carthage, Texas.

Tutcher elaborated, “The expansion of our East Texas System represents the largest organic growth opportunity to date for our natural gas systems.  It will combine with our recent acquisition of the North Texas System to significantly increase our footprint in the active U.S. Mid-Continent region.  We have been equally active on the liquids side of our business, announcing the major

Southern Access expansion of the Lakehead System and acquiring crude oil delivery systems centered in Cushing, Oklahoma to add a new market focus for the Partnership.  As well, our affiliation with Enbridge Inc. continues to generate synergies such as with Enbridge’s new Spearhead Pipeline.  Once reversed, Spearhead is expected to take volumes from our Lakehead System at Chicago for delivery to Cushing, a new market outlet for western Canadian oil producers.”  Tutcher concluded, “All told, the previous six months have been very successful in terms of the Partnership’s growth strategy.  We are confident that further accretive acquisitions and internal projects will be announced during the remainder of 2004.”

OUTLOOK FOR 2004

Enbridge Partners estimates that operating income will increase to be between $200 and $215 million in 2004 and that depreciation will be approximately $125 million.  Net income is estimated to increase to between $112 and $127 million for the year.  The estimates exclude contributions from unspecified asset acquisitions that the Partnership believes are reasonably likely to be completed in 2004.

In 2004, earnings on a per unit basis are expected to decline from 2003 levels, primarily due to additional common units outstanding.  The final phase of the Terrace expansion will be completed in 2004, at which time it will represent approximately a $420 million investment in increased capacity for the Lakehead System.  Terrace revenues are levered to Lakehead system utilization and the Partnership does not expect that deliveries in 2004 will be sufficient to utilize incremental capacity afforded by Terrace.  Over the next few years; however, the Partnership estimates that oil sands production will grow to require a significant portion of the Terrace capacity and thereby improve financial returns from the expansion.

COMPARATIVE FOURTH QUARTER AND YEAR END EARNINGS

(unaudited, dollars in millions except per unit	Three Months Ended December 31,		Year Ended December 31,
amounts)	2003	2002	2003	2002
Segmented operating income:
•Liquids Transportation	$36.5	$27.9	$124.5	$112.1
•Gathering and Processing	11.8	9.8	48.4	20.2
•Natural Gas Transportation	3.3	3.9	14.3	3.9
•Marketing	1.5	1.8	10.3	1.8
•Corporate	(0.8)	—	(3.2)	—
Operating income	52.3	43.4	194.3	138.0
Interest expense	(20.7)	(17.5)	(85.0)	(59.2)
Interest and other income	0.7	0.1	2.4	(0.2)
Minority interest	—	—	—	(0.5)
Net income	$32.3	$26.0	$111.7	$78.1
Allocations to General Partner	(5.3)	(4.0)	(19.6)	(13.1)
Net income allocable to Limited Partners	$27.0	$22.0	$92.1	$65.0
Weighted average units (millions)	50.3	42.7	47.7	36.7
Net income per unit (dollars)	$0.54	$0.52	$1.93	$1.76

Liquids Transportation – Operating income from Liquids Transportation was $36.5 million for the fourth quarter, an increase of $8.6 million over the same period in 2002.  Revenue was higher due to an increase in deliveries on the Lakehead system, partially offset by lower tariffs.  Deliveries on the Lakehead system reflect anticipated incremental production from western Canadian oil sands projects that were put into service during the year.  Operating and administrative costs were lower primarily due to lower oil measurement losses and higher labor capitalized to construction projects in 2003.  Depreciation expense decreased primarily due to new depreciation rates adopted on January 1, 2003.  Average deliveries for the liquids systems were as follows:

	Three Months Ended December 31,		Year Ended December 31,
(thousand barrels per day)	2003	2002	2003	2002
Lakehead System	1,459	1,343	1,354	1,302
North Dakota System	78	84	77	78

Gathering and Processing (G&P) – The natural gas G&P segment contributed $11.8 million to operating income in the fourth quarter of 2003, an increase of $2.0 million over the same period in 2002.  The 2003 results reflect a full quarter’s contribution from the assets acquired in the Midcoast acquisition on October 17, 2002.  Fourth quarter processing margins were stronger in 2003 due to improved natural gas liquids prices.  In addition, the East Texas and Anadarko assets benefited from additional drilling activity.  Average daily volumes for each of the major systems were as follows:

	Three Months Ended December 31,			Year Ended December 31,
(MMBtu/d)	2003	2002		2003	2002
East Texas System	462	429		446	405
Anadarko System	278	222	*	256	222	*
Northeast Texas System	132	138	*	133	138	*
Tilden System	40	30	*	38	30	*
Total	912	819		873	795

*for the period from the date of acquisition on October 17, 2002 to December 31, 2002.

Natural Gas Transportation – The natural gas transportation systems, which were acquired by the Partnership in the Midcoast acquisition, generated operating income of $3.3 million in the fourth quarter of 2003, a decrease of $0.6 million over the same period in 2002. Operating income was lower in 2003 due to lower fuel retained on the Kansas system and lower volumes on the UTOS system.  Aggregate throughput for the major systems - Kansas, Midla, AlaTenn, UTOS, Bamagas and six intrastate pipelines - was 601 MMBtu/d in the fourth quarter of 2003, compared to 600 MMBtu/d during the same period in 2002.

Marketing – The Marketing segment, acquired by the Partnership in the Midcoast acquisition, contributed $1.5 million to operating income in the fourth quarter of 2003, a decrease of $0.3 million over the same period in 2002.  Marketing services include purchase of natural gas from producers and marketers; sale of natural gas to wholesale customers; and transportation arrangements for the related natural gas volumes.

Partnership Financing – The increase in interest expense to $20.7 million for the fourth quarter in 2003, compared with $17.5 million in the fourth quarter last year, was due to additional debt incurred by the Partnership to finance acquisitions and system expansions.  Principally, these included the Midcoast acquisition, Phase III of the Terrace Expansion Program, and the Griffith Lateral project.  Similarly, weighted average units outstanding increased to 50.3 million units from 42.7 million units due to additional partnership units issued in May and December 2003 to fund acquisitions and expansions.

ENBRIDGE ENERGY PARTNERS FINANCIAL STATEMENTS

A copy of the Partnership’s condensed unaudited quarterly financial statements is available from its website at: www.corporate-ir.net/ireye/ir_site.zhtml?ticker=EEP&script=700.

EARNINGS RELEASE CONFERENCE CALL

Enbridge Partners will be hosting a conference call at 5 p.m. Eastern Time on Thursday, January 22, to discuss its financial results in 2003 and outlook for 2004.  Interested parties may listen to a live Internet broadcast of the call at the link provided immediately below, or to a replay that will be available for a limited period following the call.  The call is also accessible by telephone at (973) 317-5319 and can be replayed until February 5, 2004 by calling (973) 709-2089 and entering code 331088.

Webcast URL Link: www.corporate-ir.net/ireye/ir_site.zhtml?ticker=EEP&script=1100.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) indirectly owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission.  Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership, and its sole asset is an approximate 18% interest in the Partnership.

Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the General Partner of Enbridge Partners and holds an approximate 12% effective interest in Enbridge Partners.  Enbridge Inc. (www.enbridge.com) common shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “ENB.”

Investor Relations Contact:	Media Contact:
Tracy Barker	Denise Hamsher
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2089
E-mail: investor@enbridgepartners.com	E-mail: media@enbridgepartners.com

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts.  These statements frequently use the following words, variations thereon or comparable terminology:  “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.”  Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict.  Specific factors that could cause actual results to differ from those in the forward-looking statements, include (1) changes in the demand for or the supply of, and price trends related to, crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) changes in or challenges to Enbridge Partners’ tariff rates; (3) Enbridge Partners’ ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into its existing operations; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) changes in laws or regulations to which Enbridge Partners is subject; (6) the effects of competition, in particular, by other pipeline systems; (7) hazards and operating risks that may not be covered fully by insurance; (8) the condition of the capital markets in the United States; (9) loss of key personnel and (10) the political and economic stability of the oil producing nations of the world.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site (www.enbridgepartners.com).

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